BOARD ADMINISTRATION SERVICES AGREEMENT

         THIS AGREEMENT is made as of ___________, 2007 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and each of the entities listed on Exhibit A attached hereto and made a part hereof (each, a "Fund" and together, the "Funds").

                          W I T N E S S E T H :

         WHEREAS, each Fund is registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, each Fund wishes to retain PFPC to provide board administration services and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows: 1. DEFINITIONS. As used in this
Agreement:

         (a) "1933 Act" means the Securities Act of 1933, as amended.

         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c) "Authorized Person" means any officer of a Fund and any other person duly authorized by a Fund to give Oral Instructions and Written Instructions on behalf of such Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (d) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (e)      "SEC" means the Securities and Exchange Commission.

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         (f)      "Securities Laws" means the 1933 Act, the 1934 Act and
                  the 1940 Act.

         (g) "Shares" mean the shares of beneficial interest of a Fund.

         (h) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or
                  (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. Each Fund hereby appoints PFPC to provide board administration services to such Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.       COMPLIANCE WITH RULES AND REGULATIONS.

         PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by a Fund or other entity.

4.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written
                  Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution

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                  or proceeding of a Fund's board of directors or of a
                  Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

         (c) Each Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.       RIGHT TO RECEIVE ADVICE.

         (a) Advice of a Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from a Fund.

         (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for a Fund, a Fund's investment adviser or PFPC, at the option of
                  PFPC). Each Fund shall pay the reasonable cost of any counsel retained by PFPC with prior notice to such Fund.

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from a Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

         (d) Protection of PFPC. PFPC shall be indemnified by a Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from

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                  or on behalf of such Fund or from counsel and which
                  PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.       RECORDS; VISITS.

         The books and records pertaining to a Fund which are in the possession or under the control of PFPC shall be the property of such Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations provided a Fund provides PFPC with written notice of such laws, rules and regulations, other than the 1940 Act and the Internal Revenue Code of 1986, as amended, that are applicable. A Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours upon reasonable advance notice. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by PFPC to such Fund or to an Authorized Person, at the Fund's expense.

7. CONFIDENTIALITY. The parties shall keep confidential any information relating to another party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or PFPC and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or PFPC a

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         competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for PFPC to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained;
         (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is Fund information provided by PFPC in connection with an independent third party compliance or other review; (h) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (i) it has been or is independently developed or obtained by the receiving party. PFPC acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information ("Portfolio Information") with respect to the Fund. PFPC agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 7 (other than the exception set forth above in this Section 7 as sub-item (a), which exception set forth in sub-item (a) shall not be applicable to a Fund's Portfolio Information), PFPC will keep confidential a Fund's Portfolio Information and will not disclose a Fund's Portfolio Information other than pursuant to a

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         Written Instruction (which Written Instruction may be a standing
         Written Instruction); provided that without the need for such a Written Instruction and notwithstanding any other provision of this Section 7 to the contrary, a Fund's Portfolio Information may be disclosed to third party pricing services which are engaged by PFPC in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

8. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to a Fund.

9. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

10.      COMPENSATION.

         (a) As compensation for services rendered by PFPC during the term of this Agreement, each Fund, on behalf of each of its portfolios, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

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         (b)      The undersigned hereby represents and warrants to PFPC
                  that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of a Fund relating to this Agreement have been fully disclosed to the board of directors of such Fund and that, if required by applicable law, such board of directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

11.      INDEMNIFICATION.

         (a) Each Fund agrees severally and not jointly to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) ("Claims") arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to a Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's activities under this Agreement. The provisions of this Section 11 shall survive termination of this Agreement.

         (b) Indemnification of a Fund. PFPC agrees to defend, indemnify and hold a Fund and its officers, directors and employees harmless from any and all Claims arising directly or indirectly from the negligence, bad faith or willful misfeasance of PFPC in the performance of its duties hereunder. Notwithstanding the foregoing, a Fund shall not be indemnified against any Claim caused by such Fund's or such Fund's other service providers' willful misfeasance, bad faith or negligence.

         (c)      Indemnification Procedure.

                  (i) Notice of the Action. A party that seeks indemnification under this Agreement must promptly give the other party notice of any legal action; provided, however, that a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.

                  (ii) Participating in or Assuming the Defense. The indemnifying party may participate in the defense at any time or it may assume the defense by giving notice to the other party. After assuming the defense, the indemnifying party: (1) must select an attorney that is satisfactory to the other party;

                           (2) is not liable to the other party for any later attorney's fees or for any other later expenses that the other party incurs, except for reasonable investigation costs;

                           (3)      must not compromise or settle the
                                    action without the other party's
                                    consent (but the other party must not
                                    unreasonably withhold its consent);
                                    and

                           (4)      is not liable for any compromise or
                                    settlement made without its consent.

                  (iii) Failing to Assume the Defense. If the indemnifying party fails to participate in or assume the defense within 15 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party.

12.      RESPONSIBILITY OF PFPC.

         (a) PFPC shall be under no duty to take any action hereunder on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and such Fund in a written amendment hereto. PFPC shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

         (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates; and (ii) PFPC's liability to a Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory ("Loss") shall not exceed the fees received by PFPC for services provided hereunder during the twelve (12) months immediately prior to the date of Loss; provided that PFPC's cumulative maximum liability for all Losses shall not exceed $100,000.

         (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (e) The provisions of this Section 12 shall survive termination of this Agreement.

13.      DESCRIPTION OF BOARD ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

         PFPC will perform the following board administration services with respect to a Fund:

         (i) Add items relating to the Funds to meeting notices, agendas and resolutions being prepared by PFPC for audit committee meetings, quarterly meetings and special board meetings of First Defined Portfolio Fund, LLC and the First Trust closed-end funds, for which PFPC provides board administration services along with any funds to which PFPC will provide board administration services for in the future ("Existing Funds");

         (ii) Gather other materials for the Funds' board meetings for insertion into the board books of the Existing Funds;

         (iii) Attend the Funds' board meetings, provided that such meetings are concurrent with the Existing Funds' board meetings and that the Funds and the Existing Funds share the same board;

         (iv) Add Fund board matters (i.e., resolutions and relevant disclosure) to the Existing Funds' board meeting minutes being drafted by PFPC; and

         (v) Maintain the files for the Funds' board meeting materials.

         All board services are subject to the review and approval of Fund counsel.

14.      DURATION AND TERMINATION.

         (a) This Agreement shall be effective on the date first written above and shall continue until June 12, 2008 (the "Initial Term").

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         (b)      Upon the expiration of the Initial Term, this Agreement
                  shall automatically renew for successive terms of one
                  (1) year ("Renewal Terms") each, unless a Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term. If this Agreement is terminated with respect to less than all of the Funds, the rights, obligations and duties of the remaining parties shall not be affected.

         (c) In the event a termination notice is given by a Fund, all expenses associated with movement of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by such Fund.

         (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

15. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention:
         President (or such other address as PFPC may inform a Fund in writing); (b) if to the Funds, at 1001 Warrenville Road, Lisle, IL 60532, Attention: W. Scott Jardine or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

16. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days prior written notice of such assignment.

18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. FURTHER ACTIONS. The parties agree to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.      MISCELLANEOUS.

         (a) Notwithstanding anything in this Agreement to the contrary, each Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

         (b) During the term of this Agreement and for one year thereafter, a Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees, and a Fund shall cause the Fund's sponsor and the Fund's affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by a Fund, a Fund's sponsor or an affiliate of the Fund if the PFPC employee was identified by such entity solely as a result of the PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity

         (c) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to a Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (d) As between each separate Fund and PFPC, this Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of a Fund or any other person.

         (e) Each Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to a Fund.

         (f) This Agreement shall be deemed to be a contract made in StateDelaware and governed by placeStateDelaware law, without regard to principles of conflicts of law.

         (g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         (i) Each Fund and PFPC agree that the obligations of a Fund under the Agreement shall not be binding upon any of the directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of such Fund individually, but are binding only upon the assets and property of such Fund (or applicable series thereof), as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the directors of each Fund, and signed by an authorized officer of each Fund, acting as such, and neither such authorization by such directors nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of a Fund individually or to impose any liability on any of them or any shareholder of a Fund personally, but shall bind only the assets and property of a Fund (or applicable series thereof), as provided in the Articles of Incorporation or Declaration of Trust.

         (j) PFPC is entering into this Agreement with each of the Funds separately and not jointly, and any duty, obligation or liability owed or incurred by PFPC with respect to a particular Fund shall be owed or incurred solely with respect to that Fund, and shall not in any way create any duty, obligation or liability with respect to any other Fund. This Agreement shall be interpreted to carry out the intent of the parties hereto that PFPC is entering into a separate arrangement with each separate Fund.

         (k) To help the country-regionplaceU.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) a Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                PFPC INC.

                                By:      ____________________

                                Title:   ____________________


                                FIRST TRUST EXCHANGE-TRADED FUND

                                By:      ____________________

                                Title:   ____________________


                                FIRST TRUST EXCHANGE-TRADED
                                ALPHADEX FUND

                                By:      ____________________

                                Title:   ____________________

                                EXHIBIT A

                              LIST OF FUNDS


                     FIRST TRUST EXCHANGE-TRADED FUND

                FIRST TRUST EXCHANGE-TRADED ALPHADEX FUND